Exhibit 99.1

CCUR HOLDINGS REPORTS FIFTH CONSECUTIVE PROFITABLE QUARTER; GENERATES OPERATING CASH FLOW

DULUTH, GA, May 7, 2020 – CCUR Holdings, Inc. (OTCQB: CCUR) today reported net income attributable to its stockholders of $707,000, or $0.08 per share, for the third quarter of fiscal year 2020. This is the fifth consecutive quarter the Company reported net income and earnings per share. Operating cash flow for the third quarter of fiscal year 2020 was $1,518,000.

Revenue for the quarter increased to $1,463,000 compared to $1,074,000 during the prior fiscal year period. The revenue increase was primarily due to Merchant Cash Advance (MCA) revenue increasing 43% to $1,176,000 compared to $825,000 in the third quarter of fiscal year 2019. Revenue from interest on loans increased 15% to $287,000. Other interest, dividend and investment income for the period totaled $672,000 compared to $1,397,000 in the prior fiscal year third quarter.

“Our performance in the quarter was generally in line with our expectations, and despite the business disruption driven by the COVID-19 pandemic, we achieved certain key objectives,” commented Wayne Barr, President and Chief Executive Officer. “We reported the fifth consecutive quarter of net income and earnings per share and distributed a one-time $0.50 cash dividend to our stockholders illustrating the results of our strategic initiatives and operating execution. Our goal over the coming weeks is to continue to minimize our risk exposure while investigating potentially attractive opportunities to deploy our capital and enhance our long-term growth prospects. We believe our operating results, when combined with a robust balance sheet and a clear plan to successfully navigate the current operating environment, position us to emerge from this crisis and continue to build stockholder value.”

Selling, general, and administrative expenses for the third quarter of fiscal year 2020 was $968,000. During the third quarter of fiscal year 2020, the Company implemented cost reduction initiatives, primarily in the form of salary reductions, to align its operations during this global crisis. Total operating expenses for the third quarter of fiscal year 2020 were $652,000 and included a $680,000 reduction of expense attributable to change in the fair value of contingent consideration. This change in fair value was due to a revision to the estimated likelihood that the MCA business will exceed financial performance targets against the headwinds of the COVID-19 pandemic.

The Company’s operating income for the third quarter of fiscal year 2020 was $811,000 as compared to an operating loss of $231,000 for the third quarter of fiscal year 2019. Total working capital as of March 31, 2020 was $46.5 million as compared with $48.8 million as of June 30, 2019. The Company’s balance sheet remains strong and at March 31, 2020 it had cash and cash equivalents of approximately $16.8 million, which was net of a one-time cash dividend payout of $4.4 million.

Nine Month Results

Revenue for the nine months ended March 31, 2020 was $4,981,000 compared to $1,610,000 for the nine months ended March 31, 2019. The revenue increase reflects the growth of the Company’s MCA business, which was $4,064,000 compared to $1,045,000 for the prior fiscal year nine-month period. Revenue from interest on loans was $917,000 for the first nine months of fiscal year 2020, representing a 62% increase compared to $565,000 for the first nine months of fiscal year 2019. Other interest income and realized and unrealized gains on investments, net for the first nine months of fiscal year 2020 totaled $6,715,000 compared to $1,347,000 in the comparable prior fiscal year period. The Company reported net income attributable to its stockholders of $6,850,000, or $0.78 per share, for the first nine months of fiscal year 2020 compared to a net loss of $122,000, or $0.01 per share, for the comparable prior fiscal year period. The Company generated operating cash flow of $3,598,000 for the first nine months of fiscal year 2020.

On March 9, 2020, the Company paid a special one-time cash dividend of $0.50 per share of the Company’s common stock to common stockholders (record date on February 24, 2020).

About CCUR Holdings, Inc.

CCUR Holdings, Inc. (“CCUR”) operates MCA and real estate business segments through its subsidiaries LM Capital Solutions, LLC and Recur Holdings LLC, respectively, and actively pursues other business opportunities to maximize the value of its assets through evaluation of additional operating businesses or assets for acquisition. More information on the Company is available at www.ccurholdings.com.

Forward Looking Statements

Certain statements made or incorporated by reference herein may constitute “forward-looking statements” within the meaning of federal securities laws. When used or incorporated by reference in this report, the words “believes,” “expects,” “estimates,” “anticipates,” and similar expressions are intended to identify forward-looking statements. Statements regarding future events and developments such as future financial performance or returns, as well as expectations, beliefs, plans, estimates or projections relating to the future and current assessments of business opportunities, are forward-looking statements within the meaning of these laws. These statements are based on beliefs and assumptions of CCUR’s management, which are based on currently available information. Except for the historical information contained herein, the matters discussed in this communication may contain forward-looking statements that involve risks and uncertainties that may cause CCUR’s actual results to be materially different from such forward-looking statements and could materially adversely affect its business, financial condition, operating results and cash flows. These risks and uncertainties include, but are not limited to, the duration and impact of COVID-19 on CCUR’s business plans and expected operating results, CCUR’s ability to successfully negotiate, perform due diligence and consummate any additional acquisitions, expected cash and liquidity positions, expected financial performance and revenue streams, market fluctuations in or material financial or regulatory changes impacting the MCA and real estate industry and general business conditions, as well as other risks listed in the Company’s Form 10-K filed on August 28, 2019 and subsequent quarterly reports filed with the Securities and Exchange Commission and risk and uncertainties not presently known to CCUR or that CCUR currently deems immaterial.

CCUR wishes to caution against placing undue reliance on any forward-looking statements, which speak only as of the date on which they were made. CCUR does not undertake any obligation to update forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

(Tables to follow)

Contact:

Michael Polyviou

mpolyviou@evcgroup.com

732-933-2755

CCUR HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands, except share and per share data)

	March 31, 2020	June 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$16,763	$8,083
Equity securities, fair value	7,374	7,405
Fixed maturity securities, available-for-sale, fair value	10,952	20,393
Current maturities of mortgage and commercial loans receivable	2,639	3,184
Advances receivable, net	8,232	9,389
Prepaid expenses and other current assets	1,254	1,779
Total current assets	47,214	50,233

Land investment	3,568	3,265
Deferred income taxes, net	-	475
Mortgage and commercial loans receivable, net of current maturities	4,520	3,680
Definite-lived intangibles, net	2,551	2,910
Goodwill	1,260	1,260
Other long-term assets, net	913	651
Total assets	$60,026	$62,474

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$727	$660
Contingent consideration, current	-	750
Total current liabilities	727	1,410

Long-term liabilities:
Pension liability	4,014	4,136
Contingent consideration, long-term	2,010	2,340
Long-term debt	-	1,600
Other long-term liabilities	849	632
Total liabilities	7,600	10,118

Stockholders' equity:
Shares of common stock, par value $0.01; 14,000,000 authorized; 8,797,671 and 8,756,156 issued and outstanding at March 31, 2020, and June 30, 2019, respectively	88	87
Capital in excess of par value	209,097	208,881
Non-controlling interest	1,187	762
Accumulated deficit	(148,457)	(150,795)
Accumulated other comprehensive loss	(9,489)	(6,579)
Total stockholders' equity	52,426	52,356
Total liabilities, non-controlling interest, and stockholders' equity	$60,026	$62,474

CCUR HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2020	2019	2020	2019
Revenues:
Merchant cash advance fees and other revenue	$1,176	$825	$4,064	$1,045
Interest on mortgage and commercial loans	287	249	917	565
Total revenues	1,463	1,074	4,981	1,610
Operating expenses:
Selling, general, and administrative	968	909	3,609	2,536
Change in fair value of contingent consideration	(680)	-	(1,080)	-
Amortization of purchased intangibles	120	53	359	53
Provision for credit losses on advances	244	343	640	838
Total operating expenses	652	1,305	3,528	3,427
Operating income (loss)	811	(231)	1,453	(1,817)
Other interest income	1,391	1,053	5,673	2,788
Realized (loss) gain on investments, net	(102)	525	1,817	726
Unrealized loss on equity securities, net	(617)	(181)	(775)	(2,167)
Other (expense) income, net	(291)	160	(225)	265
Income (loss) before income taxes	1,192	1,326	7,943	(205)
Provision (benefit) for income taxes	292	(75)	448	(73)
Net income (loss)	900	1,401	7,495	(132)
Less: Net (income) loss attributable to non-controlling interest	(193)	10	(645)	10
Net income (loss) attributable to CCUR Holdings, Inc. stockholders	$707	$1,411	$6,850	$(122)
Earnings (loss) per share attributable to CCUR Holdings, Inc. stockholders:
Basic	$0.08	$0.16	$0.78	$(0.01)
Diluted	$0.08	$0.16	$0.78	$(0.01)
Weighted average shares outstanding - basic	8,779,681	8,853,451	8,764,795	8,998,935
Weighted average shares outstanding - diluted	8,858,497	8,864,071	8,833,746	8,998,935

CCUR HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended
	March 31, 2020	December 31, 2019
Revenues:
Merchant cash advance fees and other revenue	$1,176	$1,440
Interest on mortgage and commercial loans	287	347
Total revenues	1,463	1,787
Operating expenses:
Selling, general, and administrative	968	1,307
Change in fair value of contingent consideration	(680)	(410)
Amortization of purchased intangibles	120	119
Provision for credit losses on advances	244	180
Total operating expenses	652	1,196
Operating income	811	591
Other interest income	1,391	2,145
Realized (loss) gain on investments, net	(102)	843
Unrealized loss on equity securities, net	(617)	(627)
Other (expense) income, net	(291)	65
Income before income taxes	1,192	3,017
Provision (benefit) for income taxes	292	(17)
Net income	900	3,034
Less: Net income attributable to non-controlling interest	(193)	(297)
Net income attributable to CCUR Holdings, Inc. stockholders	$707	$2,737
Earnings per share attributable to CCUR Holdings, Inc. stockholders:
Basic	$0.08	$0.31
Diluted	$0.08	$0.31
Weighted average shares outstanding - basic	8,779,681	8,758,710
Weighted average shares outstanding - diluted	8,858,497	8,840,870